Exhibit 99.1

Contact:
John L. McManus
President and Chief Executive Officer
(949) 481-9825

Aeolus Pharmaceuticals Announces Second Quarter Financial Results

Laguna Niguel, California, May 10, 2007 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB) announced today financial results for three months ended March 31, 2007. Aeolus reported a net loss of $544,000, or $0.02 per share, for the three months ended March 31, 2007, compared to a loss of $894,000, or $0.06 per share, for the three months ended March 31, 2006.

For the six months ended March 31, 2007, the Company reported a net loss of $1,493,000, or $0.05 per share, compared to a loss of $2,417,000, or $0.17 per share, for the six months ended March 31, 2006.

“During the past quarter we completed the analysis of our phase 1 multiple dose study of AEOL 10150, which showed that the drug was safe and well tolerated. In addition, our compounds were the subject of 2 articles published in respected scientific journals and 3 posters presented at the American Association for Cancer Research Meeting,” stated John L. McManus, President and Chief Executive Officer. “We are pleased with the progress that has been made, while our burn rate has been reduced. Looking ahead, we are planning and working on funding for a clinical trial of AEOL 10150 as a protector of healthy normal cells in cancer radiation therapy, and additional pre-clinical studies of our pipeline compounds.”

Research and development expenses were lower during the second quarter of fiscal year 2007 when compared to fiscal year 2006 as our activities were focused on completing the final report of our Phase I multiple dose clinical trial for the treatment of ALS and preparing for a proposed clinical trial for AEOL 10150 as a radiation protection agent. During the three months ended March 31, 2006, our primary operational focus and R&D spending was on conducting our Phase I multiple dose clinical trial for the treatment of ALS and the advancement of the Aeolus Pipeline Initiative.

General and administrative expenses were lower during the second quarter of fiscal year 2007 when compared to fiscal year 2006 as a result of our efforts to decrease the level of services provided by outside vendors.

As of March 31, 2007, the Company had $913,000 in cash and cash equivalents and 29,286,000 shares outstanding. During the quarter, the Company restructured its note payable to Elan resulting in the payment of $300,000 to Elan, forgiveness of $225,000 of the note payable and extension of the remaining balance of the note by two years.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenue
Grant income	$-	$91	$-	$92

Costs and expenses:
Research and development	341	965	677	2,258
General and administrative	447	556	1,076	1,047
Total costs and expenses	788	1,521	1,753	3,305

Loss from operations	(788)	(1,430)	(1,753)	(3,213)
Interest income (expense), net	19	(8)	35	(19)
Equity in income of CPEC LLC	-	433	-	433
Other income	225	19	225	36
Decrease in fair value of common stock warrants	-	147	-	401

Net loss	(544)	(839)	(1,493)	(2,362)

Preferred stock dividend accreted	-	(55)	-	(55)

Net loss attributable to common stockholders	$(544)	$(894)	$(1,493)	$(2,417)

Net loss per weighted share attributable to common stockholders:
(basic and diluted)	$(0.02)	$(0.06)	$(0.05)	$(0.17)

Weighted average common shares outstanding:
Basic and diluted	29,286	14,077	29,277	14,058

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Selected Balance Sheet Items:
(in thousands)
	March 31, 2007	September 30, 2006

Cash and cash equivalents	$913	$3,324
Total assets	$1,386	$3,554
Stockholders' equity	$638	$1,707